EXHIBIT 99.1

Media Contact: Leslie Zornow Executive Vice President Fairport Savings Bank 585-223-9080 (x217)
Fairport Savings Bank Converts to New York State Banking Charter

July 5, 2012 – Fairport, NY -- FSB Community Bankshares, Inc., parent company of Fairport Savings Bank announced that it has completed its conversion from a federally-chartered stock savings bank to a New York State-chartered stock savings bank effective June 29, 2012. As a result of the conversion, the bank will now be regulated by New York State’s Department of Financial Services and by the Federal Deposit Insurance Corporation (FDIC).  According to bank officials, the charter conversion will be seamless to customers and will have virtually no impact on their day to day banking experience.

“We believe that New York State’s Department of Financial Services has a better understanding of community thrifts like Fairport Savings Bank and therefore is a better fit for us as a regulator.  Our regulatory expenses will also be lower going forward, which is good for the bank, our customers and our shareholders,” said Dana C. Gavenda, President and CEO. “However, the charter conversion will have no visible change on how our customers interact with our bank.  Customers can count on the same great experience they’ve come to expect over our nearly 125 years in business.”

On May 23, 2012, the Bank received regulatory approval from the New York State Department of Financial Services for its conversion, which was conditioned upon the Bank's receipt of approval by the FDIC of its election to be treated as a savings association. The Bank received the requisite FDIC approval on June 29, 2012. In connection with the conversion of the Bank, the Company also received confirmation from the Office of the Comptroller of the Currency that its review of the conversion application was complete.

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Fairport Savings Bank is a $220 million community savings bank, which has served the greater Rochester community since 1888. With branch offices in Fairport, Perinton, Penfield, Irondequoit and Webster, it is the only locally owned savings bank in this area.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.